Exhibit 10.15

Lease Contract

(20110708)

THIS LEASE Contract is entered into by and between:

Jin Yeoung Ji Co., Ltd. (hereinafter referred to as the “LESSOR”); and Ubiquiti Network International Limited, Taiwan Branch (hereinafter referred to as the “LESSEE”).

Whereas,

1.

The LESSEE has signed on March 15, 2010 a Lease Contract (hereinafter as the “Original Lease”) whereby the LESSEE leases from the LESSOR the office space located on the 12th Floor of No. 107, SongRen Road, Xinyi Distrct, Taipei City (hereinafter the “Premise No. 107”), the term of which expires on March 16, 2013:

2.	The LESSEE wishes to, subsequent to the expiration date of the Original Lease, continue using the space for the term from March 16, 2013 to July 15, 2016;

3.	In addition, the LESSEE wishes to lease from the LESSOR the office space located on the 12th Floor of No. 105, SongRen Road, Xinyi Distrct, Taipei City (hereinafter as the “Premise No. 105”);

4.	Based on the aforementioned second and third paragraphs, the parties agree to enter into this lease contract (the “New Lease” or the “Contract”) to stipulate the rights and obligations of the parties;

5.	While the Original Lease stipulates the lease of Premise No. 107 prior to March 15, 2013, the New Lease stipulates the lease of Premise No. 107 subsequent to March 16, 2013 and the lease of Premise No. 105 from the effective date of the New Lease.

NOW, THEREFORE, the parties hereby agree as follows:

LOCATION AND SCOPE OF THE PREMISES

The LESSOR agrees to lease, to the LESSEE, Premise No. 107 and Premise No. 105, the measures of which are respectively 181.86 pings and 279.45 pings, including their supplementary public facilities (hereinafter as the “Premises”).

Lease Term

1.	Premise No. 105: July 16, 2011 to July 15, 2016.

2.	Premise No. 107: March 16, 2013 to July 15, 2016.

Rent-free Period

1.	The LESSOR agrees that the rent-free period for Premise No. 105 and Premise No. 107 are the period from July 16, 2011 to November 30, 2011 and the period from March 16, 2013 to May 15, 2013, respectively. During the rent-free period, the LESSOR shall deliver the Premises to the LESSEE for its fit-out and use of the Premises without paying rent: however, the LESSEE shall pay the management fee of the building, the management fee of the parking spaces, as well as the utility fees such as the fees for water and electricity. The expenses for the fit-out shall be borne by the LESSEE.

2.	During the fit-out period referred to in the preceding paragraph, the LESSEE shall as well perform the obligations pursuant to Article(s) 3, 7, 8 and 9 of the Contract.

Rent and Payment Terms

1.	Rent for Premise No. 105

The monthly rent for the period from December 1, 2011 to July 31, 2014 shall be NTD 838,000 (Business tax excluded).

The monthly rent for the period from August 1, 2014 to July 31, 2016 shall be NTD 863,000 (Business tax excluded), for the period that is less than a month, the rent shall be calculated pro rata.

2.	Rent for Premise No. 107

The monthly rent for the period from May 16, 2013 to July 31, 2014 shall be NTD 520,000 (Business tax excluded).

The monthly rent for the period from July 16, 2014 to July 15, 2016 shall be NTD 562,000 (Business tax excluded).

3.	The LESSEE shall transmit the rent monthly by the first day and the fifteenth day for Premise No. 105 and Premise No. 107, respectively, into the following bank account designated by the LESSOR (“Designated Account”) and shall not delay or refuse to make such payment for any reason.

Bank: Cathay United Bank

Account Number: 032-03-9503688

Account Name: Jin Yeoung Ji Co., Ltd.

The LESSOR shall issue a triplicate invoice to the LESSEE within five (5) days after the receipt of each rent payment.

Security Deposit

1.	For Premise No. 105, at the time of the execution of the Contract, the LESSEE shall pay the LESSOR a security deposit by cash in an amount equivalent to 3 months of office rent, which is NTD 2,514,000 in total (the “Security Deposit”) to the Designated Account (Cathay United Bank, Account Number: 032-03-9503688, Account Name: Jin Yeoung Ji Co., Ltd.). The LESSOR shall issue a receipt to the LESSEE upon payment of the Security Deposit. Upon the LESSEE’S return of the Premises in accordance with Article 11 of the Contract and provision of the receipt for the Security Deposit, the Security Deposit shall be returned to the LESSEE without interest. However, the LESSOR may deduct, from the Security Deposits, rent outstanding arising from nonpayment, as well as other liabilities and penalties arising out of the Contract.

2.	The Contract shall not be effective until the LESSEE fully transmits the Security Deposit NTD 2,514,000 into the Designated Account of the LESSOR.

3.	The LESSEE agrees that from March 16, 2013, the security deposit received by the LESSOR based on the Original Lease shall serve as security deposit for Premise No. 107. Where any clauses in the Original Lease are inconsistence with this article, this article shall prevail.

4.	The LESSEE shall not use any portion of the Security Deposit for payment of rent.

EXPENSES

1.	The indoor water and electricity fees of the Premises shall be borne by the LESSEE. The electricity, water and maintenance fee for the public elevator, water and public lightening, as well as the management fee, shall be borne by the LESSEE proportionately based on the measures of the Premises. The taxes arising from the LESSEE’s businesses shall be borne by the LESSEE. Building tax that arises from the entitlement of the Premises and the rent of Superficies shall be borne by the LESSOR.

2.	The management fees and other fees shall be determined based on the resolution made by the building management committee or the responsible person of the management committee. The management fees as of now is NTD280/per ping/per month (Business tax excluded).

3.	The LESSEE shall inspect, maintain and apply for certificates for the indoor part of the Premises at its own expense periodically in accordance to regulations with respect to fire-protection, building and public security.

LIMITATION OF USE

1.	The LESSOR shall be responsible for changing the usage license to accommodate the usage of Business & Service. The LESSEE shall not use the Premises in a manner that exceeds the scope granted under the usage license.

2.	The LESSEE must not conduct its business in a way that evades taxation, involves trading of contraband, and violates laws and regulations. In case that any law is violated as contemplated herein, all liability shall be borne by the LESSEE, and the LESSOR shall bear no responsibility.

3.	The public area, equipment and any other facilities of the Building, such as elevators, water and electricity meters, lighting equipment, aluminum doors and windows, glasses, iron doors, and sanitary equipment, fire-protection equipment, fire walls, gas equipment, watering equipment, and other accessory facilities of the Building, shall be kept in good condition. However, where the management branch of the Building has otherwise stipulated management rules in regards to the public area, equipment and other facilities of the Premises, the management rules shall prevail.

The repair fees for the main structure of the Building, accessory public devices, main engine of the air conditioning, etc. shall be borne by the LESSOR or the management committee of the Building. (If an investigation conducted by the parties mutually shows that the damage is attributable to the LESSEE, the LESSEE shall be responsible for the repairs); any other repairs in relation to the Premises (including doors, windows, glass, lightening devices, devices installed by the LESSEE, etc.) shall be borne by the LESSEE for which the LESSOR shall not be responsible.

If the LESSEE finds it necessary to construct partition walls or make modification to the Premises, any and all relevant expenses shall be borne by the LESSEE itself. However, the LESSOR shall not damage the building structure and curtain framework. If the LESSEE intends to construct partition walls on the west side of the curtain, it shall be constructed within the boundary of the window frame. If the partition wall is constructed on the edge of the lightening, translucent glass shall be used. Additionally, the LESSEE shall not build or construct any illegal additions.

If the LESSEE wishes to modify the electricity, water, air conditioning and fire protection of the Premises, it shall provide the LESSOR with the design layouts and shall obtain prior approval from the LESSOR. If the LESSEE wishes to install additional safety devices, security systems, etc. it shall inform the management committee of the Building and assure that such installations do not affect the existing safety devices of the Building prior to their construction.

RISK OF LOSS

The LESSEE shall use the Premises with care consistent with that of a good administrator. If the damage or loss of the Premises is caused by the intentional or negligent acts of the employees or agents of the LESSEE, which shall be deemed as intentional or negligent acts of the LESSEE, the LESSEE and the tortfeasor shall bear the liability jointly and severally. If the Premises are unable to be used due to reasons not attributable to the LESSEE, the LESSEE may terminate the Contract without complying with Article 10 of the Contract, which calls for prior notice and compensation. And the LESSOR shall return the advanced rent proportionally and the Security Deposit.

If the LESSEE wishes to terminate the Contract within one year from the effective date of the Contract, it shall inform the LESSOR one month prior to the termination date and shall pay a penalty equivalent to six (6) months’ worth of rent to the LESSOR. If the LESSEE wishes to terminate the Contract after one year from the effective date of the Contract, it shall inform the LESSOR one month prior to the termination date and shall pay a penalty equivalent to three (3) months’ worth of rent to the LESSOR.

Where the rent outstanding is overdue for two (2) months, the LESSOR may terminate the Contract without notice, and the LESSEE shall pay a penalty equivalent to Paragraph 1 of this Article. Where the LESSEE’s use of the Premises is in violation to the Contract, and the LESSEE fails to make corrections pursuant to the written notice of the LESSOR, the LESSEE shall pay a penalty equivalent to Paragraph 1 of this Article.

RETURN OF THE PREMISES

The LESSOR delivers the Premises to the LESSEE on an “as is” basis. Upon expiration of the Contract or termination for any reason, the LESSEE shall vacate the Premises, restore it to the status as it was originally delivered to the LESSEE, and return the Premises to the LESSOR; if the Premises are not returned in time, the LESSOR may dispose of any items left behind by the LESSEE at the expenses of the LESSEE.

Upon the return of the Premises, the LESSEE may not request any compensation for moving or any other expenses for any reason. Additionally, the LESSEE’s return of the Premises is NOT conditional upon the LESSOR’s return of the Security Deposits.

Upon expiration or termination of the Contract, the LESSEE shall vacate the Premises, restore it to the status when it was originally delivered to the LESSEE. Otherwise, the LESSOR may cease the supply of water, electricity, air conditioning, etc. The LESSEE shall also be subject to the daily punitive penalty at an amount equivalent to two times of the stipulated rent from the overdue date to the date it returns the Premises to the LESSOR as compensation for the LESSOR’s loss. If the aggregate amount of the penalty under this article and Article 10 is insufficient to cover the LESSOR’s loss, the LESSEE shall still be liable for the remainder of such loss.

With the prior written consent of the LESSOR (the LESSOR shall not refuse such consent without sufficient reason) and supporting relevant documents substantiating such fact, the LESSOR may consign or sublease the Contract or the use of the Premises to its subsidiary, affiliates, or other surviving companies subsequent to a legal merge or restructure of the LESSEE.

The LESSEE is entitled to a one-time right of first refusal, under which, except for the rent and rent-free, the conditions of the new contract shall be the same as the Contract. The terms related to rent for the extension should be mutually agreed upon by the parties based on the market of the lease of the Premises at the time of the extension. If the LESSEE wishes to execute the aforementioned right of first refusal, it shall inform the LESSOR three (3) months in advance of the expiration date of the Contract, and shall, prior to such expiration date, complete the execution of the new lease contract in order to continue the use of the Premises subsequent to the expiration of the Contract; otherwise, there will not exist any lease relationship between the parties after the expiration of the Contract.

During the lease term, the LESSEE may never object to ownership transfer of the Premises by the LESSOR to any third party. If that third party subsequently assumes all the rights and obligations of the LESSOR of the Contract, the LESSEE shall assist in changing the name of LESSOR of the Contract to such third party, and shall continue to perform its obligations under the Contract to such third party. The parties must not thereby request change of lease conditions or any compensation.

The LESSEE shall abide by the rules stipulated by the management committee of the Building, resident agreements and other relevant regulation.

Where the Contract or any contractual document is in both Chinese and any other language, the Chinese version shall govern.

The parties agree to appoint a jointly designated notary public to notarize the Contract on the Signing Date.

JURISDICTION AND APPLICABLE LAW

The Contract is governed by the laws of Taiwan.

Where there is ambiguity to the terms contained in the Contract, the parties shall handle the disputes with good faith. If there is a dispute or lawsuit arising out of this Contract, the parties hereby agree to designate Taipei District Court as the competent court of first instance.

The Contract is made in triplicate counterparts. Subsequent to the notarization of the Contract by the notary public designated by the parties, the LESSOR, the LESSEE, and the notary public shall keep one original copy, respectively.

The LESSOR: Jin Yeoung Ji Co., Ltd.

Representative: Chen Wu-Gang                         Seal:

Uniform Invoice Number: 97444748

Address: 11F, No. 105, SongRen Road, Xinyi district, Taipei City

Telephone Number: (02)27596000

Recognition Form

Letter of Authorization

Robert J. Pera, Director of Ubiquiti Networks International Limited [Hong Kong], does hereby authorize Believe Lin [Taiwan ID card# P122120906], Senior Operations Director of Ubiquiti Networks International Limited Taiwan Branch (the “Taiwan Branch”), to sign on behalf of the Taiwan Branch the office lease rental agreement “Lease Contract” with the lessor for the premises at 105 Songren Road, Taipei.

/s/ Robert J. Pera
Robert J. Pera
Date: July 20, 2011